Exhibit 3.6

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ALPHASMART, INC.

Ketan D. Kothari, chief executive officer of AlphaSmart, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. He is the duly elected and acting chief executive officer of the Corporation.

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 8, 2002 and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 29, 2004.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation.

4. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State and written notice pursuant to Subsection 228(e) of the General Corporation Law of the State has been or will be given to those stockholders whose written consent has not been obtained.

5. The first sentence of Article IV.A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The total number of shares of capital stock that the Corporation has authority to issue is 25,138,000 shares, consisting of:

1. 20,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”); and

2. 5,138,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of which 100,000 shall be designated Redeemable Preferred Stock (the “Redeemable Preferred”) and 5,038,000 shares shall be designated Series A Convertible Preferred Stock (the “Series A Preferred”).

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its chief executive officer, this 2nd day of February 2004.

/s/ Ketan D. Kothari

Ketan D. Kothari, Chief Executive Officer